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Exhibit 11


                                      G&L Realty Corp
                             Computation of Per Share Earnings
                                Annual Report on Form 10-K
                                     December 31, 1997

                                                       1997            1996            1995
                                                    -------------------------------------------
Proceeds upon exercise of options                   $ 5,149,000     $ 6,239,000     $ 2,666,000

Market price of shares:
  As of December 31                                      $21.19          $17.00          $10.38
  Weighted average                                       $14.25          $11.95          $10.10

Option shares outstanding                               243,000         367,000         257,000

Common equivalent shares                                 80,000         109,000           7,000

Average shares outstanding                            4,049,000       4,063,000       4,091,000
                                                      ---------       ---------       ---------
Total common and common
  equivalent shares outstanding                       4,129,000       4,172,000       4,098,000
                                                      =========       =========       =========

Income before extraordinary gains
  and losses                                        $ 6,561,000     $   390,000     $ 3,734,000

Less: Preferred Dividends

  10.25% Series A Cumulative Preferred                2,426,260               -               -
   9.8% Series B Cumulative Preferred                   450,800               -               -
                                                    -------------------------------------------
Income before extraordinary gains and losses
  available to common shareholders                  $ 3,683,940     $   390,000     $ 3,734,000
                                                    ===========================================

Net Income                                          $ 6,561,000     $ 9,701,000     $ 3,341,000

Less: Preferred Dividends
  10.25% Series A Cumulative Preferred                2,426,260               -               -
   9.8% Series B Cumulative Preferred                   450,800               -               -
                                                    -------------------------------------------
Net income available to common shareholders         $ 3,683,940     $ 9,701,000     $ 3,341,000
                                                    ===========================================

Per share earnings data:
  Basic:
    Income before extraordinary gains (losses)            $0.91           $0.10           $0.91
    Extraordinary gains (losses)                          $0.00           $2.29          ($0.09)
                                                    -------------------------------------------
    Net Income                                            $0.91           $2.39           $0.82
                                                    ===========================================
  Fully diluted:
    Income before extraordinary gains (losses)            $0.89           $0.09           $0.91
                                                    -------------------------------------------
    Extraordinary gains (losses)                          $0.00           $2.24          ($0.09)
    Net Income                                            $0.89           $2.33           $0.82
                                                    ===========================================
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